Tel: +1 (345) 943-8800	PO Box 31118
Fax: +1 (345) 943-8801	2nd Floor – Building 3
Email: mail@bdo.ky	Governors Square
www.bdo.ky	23 Lime Tree Bay Avenue
Grand Cayman KY1-1205
Cayman Islands

Consent of Independent Registered Public Accounting Firm

To the Directors of

Tiburon Credit Opportunities Master Fund, Ltd. Grand Cayman, Cayman Islands

We hereby consent to the use in the registration statement on Form N-1A of Northern Lights Fund Trust II of our report dated May 6, 2014, relating to the audit of the schedule of investments of Tiburon Credit Opportunities Master Fund, Ltd., as of December 31, 2013.

December 18, 2015

BDO Cayman Ltd., a Cayman Islands company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.